A NOVO BROADBAND, INC. TO FILE FOR CHAPTER 11 PROTECTION

NEW CASTLE, Del.--(BUSINESS WIRE)--December 17, 2002--A Novo Broadband, Inc. (OTCBB:ANVB - news) announced that it plans to file in Federal Bankruptcy Court in Delaware later today for protection under Chapter 11 of the Bankruptcy Code. The Company repairs digital cable modems and TV set-top boxes on an industrial scale for equipment manufacturers and cable system operators, including Motorola and Comcast. Bill Kelly, the Company's chief executive officer, said the Company expects to continue to operate efficiently and without interruption under the protection of the Bankruptcy Court. He said the Company did not expect revenues to be materially affected by the filing.

The filing was intended primarily to relieve liquidity pressure caused by the recent termination of the Company's bank line which had been its primary source of working capital. The Company was in default under the bank line because of its failure to meet a financial covenant relating to tangible net worth. The default arose primarily because of losses and write downs in the last quarter of its September 30 fiscal year. The Company has not yet reported its results for the quarter and the year.

Kelly said that the filing would also enable the Company to extricate itself from certain unproductive contracts which should sharply reduce monthly cash outflows.

Kelly said, "Our business is sound and growing and producing cash. Our repair revenue has more than doubled in the past year, but we've suffered some growing pains and we're just now getting this growth under control. Unfortunately, in the meantime, we ran short of cash. That's primarily because we overexpanded capacity in some areas and we wound up being burdened by expenses and obligations that don't relate to our ongoing business. Frankly, we need a little breathing space to straighten these things out."

According to Kelly, the Company is optimistic that it will be able to obtain new financing that will allow it to emerge from Chapter 11 protection in the very near future. Kelly said the Company was already in discussions with its bank lender and prospective investors.

This press release includes statements which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are identifiable by use of such words as "belief", "expect", "anticipate" or other similar words or phrases that indicate their forward-looking character. Such statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors which could cause or contribute to such differences are detailed in the Company's Securities and Exchange Commission filings, including its most recent Report on Form 10-KSB.


Contact:
     A Novo Broadband:
     Steve Easterday, (302) 322-6088